Exhibit 99.1

China North East Petroleum Announces Preliminary Second Quarter 2011 Oil Production and Tiancheng Drilling Results

HARBIN, CHINA and NEW YORK, NY, July 22, 2011-- China North East Petroleum Holdings Limited (the “Company”) (NYSE Amex: NEP), a leading independent oil producing and oilfield services company in Northern China, today announced preliminary second quarter 2011 oil production results and second quarter 2011 drilling results for its oil drilling and service subsidiary, Tiancheng.

The Company’s crude oil production for the 2011 second quarter was 160,600 barrels, a 1.5% decrease sequentially from 162,990 barrels in the 2011 first quarter. The total number of wells in production as of June 30, 2011 was 295 compared to 295 wells in production as of March 31, 2011.

Additionally, the Company’s oil drilling and service subsidiary, Tiancheng, completed drilling contracts for 40 wells with a total drilling depth of 60,817 meters (199,531 feet) in the second quarter of 2011 compared to 26 wells drilled with a total drilling depth of 45,327 meters (148,711 feet) in the first quarter of 2011.

Mr. Jingfu Li, CEO of China North East Petroleum commented, "We were pleased that our oil production results for the second quarter were within our quarterly production guidance range of 160-180 thousand barrels. There was a slight decrease in our sequential quarterly production results due to the short-term closure of approximately twenty wells in the second quarter to conduct fracture work which, after completion, typically results in greater oil production yields.

Tiancheng’s drilling activity improved considerably in the second quarter compared with the first quarter 2011.  The 54% sequential improvement in wells drilled at our Tiancheng subsidiary was due to increased drilling activity by PetroChina (“PTR”) Jilin and the return to a more consistent work schedule by our drilling crew.  We are encouraged to observe increased drilling activity for PTR Jilin and hope to continue to benefit from expanded drilling initiatives at PTR as well as with private operators in the second half of 2011. We look forward to updating investors on our initiatives when we officially report our second quarter 2011 results in August.”

ABOUT CHINA NORTH EAST PETROLEUM
China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates five oilfields in Northern China. The Company also recently obtained exploration and drilling rights in the Durimu oilfield through its acquisition of Sunite Right Banner Shengyuan Oil and Gas Technology Development Co., Ltd. (“Shengyuan”). For more information about the Company, please visit http://www.cnepetroleum.com .

Statements in this press release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the impact of the restatement, timing of filings with the SEC and other statements that are not historical facts are forward-looking statements that are based on current expectations.  Statements regarding our ability to realize future production volumes, realize success in our drilling and development activity and forecasts of legal claims, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include delays and uncertainties that may be encountered in connection with seismic testing and test drilling in the Durimu oilfield, the anticipated benefits from the acquisition cannot be fully realized, the possibility that costs or difficulties related to the development of the Durimu oilfield will be greater than expected, and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Investors should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward-looking statement.

For more information, please contact:
China North East Petroleum US office
Tel: +1-909-610-2212

China North East Petroleum Investor Relations Department
Tel:   +1-646-308-1707